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                                                                   EXHIBIT 23.B



                      CONSENT OF MCGLADREY & PULLEN, LLP



As independent public accountants, we hereby consent to the use in the Registration Statement on Form S-4 and Amendment 1 to the Registration Statement relating to the proposed merger of a subsidiary of National City Bancshares, Inc. with and into White County Bank, Carmi, Illinois of our report dated January 18, 1995, which appears on page 15 of the annual report to stockholders of National City Bancshares, Inc. We also consent to the reference to our Firm under the caption of "Expert" in the registration statement and Amendment 1 of the registration statement.




/s/ McGladrey & Pullen, LLP



Champaign, Illinois
May 3, 1995